Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	October 12, 2016

AmeriGas Partners Issues Earnings Guidance for Fiscal Years 2016 and 2017

VALLEY FORGE, Pa., October 12 – AmeriGas Partners, L.P. (NYSE: APU) today announced a revision to its full year earnings guidance. For the year ended September 30, 2016, we expect net income attributable to AmeriGas Partners, L.P. to be in the range of $205 million and Adjusted EBITDA to be in the range of $540 million. The Adjusted EBITDA guidance is below the previous guidance range of $575 million to $600 million. The decrease in the earnings guidance is primarily due to an increase in reserves associated with litigation and general liability matters. In addition, weather was 47% warmer than normal during the month of September, the effects of which were not included in previous guidance. Set forth in the table that follows this news release is a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted Adjusted EBITDA for the fiscal year ended September 30, 2016, as well as information about why management believes Adjusted EBITDA provides useful information to investors about the Partnership’s results of operations.

In late September 2016, the Florida Second District Court of Appeals affirmed an $18 million judgment against AmeriGas in a class action proceeding commenced in November of 2005. Prior to the appellate court’s decision, we believed that the likelihood of the appellate court affirming the lower court’s judgment was remote. As a result of this adverse development, as well as adjustments to general liability reserves identified late in fiscal 2016, AmeriGas increased its reserves for these matters by approximately $30 million.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, commented, “We are announcing reduced earnings guidance for fiscal 2016 primarily due to the timing and magnitude of the litigation and general liability reserve adjustments. With regard to the Florida appeals court ruling, we are disappointed with the decision but continue to believe we have valid arguments and are exploring our options for further appeal.”

Sheridan continued, “We remain pleased with the progress we have made on our key strategic objectives despite the headwinds brought about by the extremely warm year. This progress will ensure that we start fiscal 2017 in a strong position. Assuming normal weather patterns, we expect to report Adjusted EBITDA of $660 million to $700 million for fiscal 2017 for the Partnership and its subsidiaries on a consolidated basis. We look forward to discussing our final results for fiscal 2016, as well as our guidance for fiscal 2017 during our upcoming earnings call on November 10th.”

AmeriGas Partners Issues Earnings Guidance for Fiscal Years 2016 and 2017

Because we are unable to predict certain potentially material items affecting net income on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments, we cannot reconcile 2017 Adjusted EBITDA, a non-GAAP measure, to net income attribute to AmeriGas Partners, L.P., the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules. Adjustments that management can reasonably estimate are provided below.

About AmeriGas Partners
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K, as amended, for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

The Partnership’s management uses certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have (“Adjusted EBITDA”), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment.

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted Adjusted EBITDA for the fiscal year ended September 30, 2016 and is subject to change based on the finalization of management’s financial close procedures:

Forecast Fiscal Year Ended
September 30, 2016 (Thousands) (Unaudited)

Net income attributable to AmeriGas Partners, L.P. (estimate)	$ 205,000
Interest expense (estimate)	164,000
Income tax expense (estimate)	(2,000)
Depreciation (estimate)	147,000
Amortization (estimate)	43,000

EBITDA (estimate)	557,000
Net gains on commodity derivative instruments (estimate)	$(66,000)
Loss on extinguishment of debt (estimate)	49,000

Adjusted EBITDA (estimate)	$ 540,000

The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2017:

	Forecast Fiscal Year Ending
	September 30, 2017
	(Thousands)

	(Low End)	(High End)
Adjusted EBITDA (estimate)	$660,000	$700,000
Interest expense (estimate)	160,000	159,000
Income tax expense (estimate)	3,000	3,000
Depreciation (estimate)	141,000	141,000
Amortization (estimate)	43,000	43,000